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                              Exhibit (10)-13
                              Unicom Corporation and Commonwealth Edison Company Form 10-K File Nos. 1-11375 and 1-1839


             1997 AWARD TO MR. O'CONNOR, MR. MULLIN AND MR. SKINNER UNDER THE UNICOM CORPORATION LONG-TERM INCENTIVE PLAN
             -----------------------------------------------------



Unicom Corporation, an Illinois corporation (the "Company"), hereby grants to James J. O'Connor, Leo F. Mullin and Samuel K. Skinner in accordance with the provisions of the Unicom Corporation Long-Term Incentive Plan (as in effect from time to time, the "Plan"), an incentive award (each, an "Award") in the amount and upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

The amount payable (the "Award Payment Amount") in connection with an Award shall be calculated according to the following formula:

Award       UIPPM                             Strategic
Payment  =  Payout      X  50%  X  Base    +  Payout      X  50%  X  Base
Amount      Percentage             Salary     Percentage             Salary

"Base Salary" shall mean, for each of Mr. O'Connor, Mr. Mullin and Mr. Skinner, his monthly scheduled rate of pay from ComEd as of January 1, 1997, multiplied by 12, together with the 1997 income from his Deferred Compensation Units (whether received from the Company or Commonwealth Edison Company ("ComEd")).

"UIPPM Payout Percentage" shall mean the percentage applicable to an amount of Unicom Incentive Plan Profit Margin, as determined from the following table; provided, that interpolation shall be used in determining the applicable percentage for an amount of Unicom Incentive Plan Profit Margin between the "Minimum" level and the "Maximum" level:


         Level of          Unicom Incentive           UIPPM Payout
         Award             Plan Profit Margin         Percentage

         Minimum             $1,290 million                10%

         Standard             1,345 million                50

         Maximum              1,530 million               100


"Unicom Incentive Plan Profit Margin" shall mean (i) consolidated revenues of the Company and its subsidiaries for calendar year, after (1) deducting fuel adjustment clause
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collections and revenue taxes and (2) excluding any revenue adjustments as a result of any Illinois Commerce Commission ("ICC") proceedings, less (ii) the following consolidated costs of the Company and its subsidiaries for calendar year 1997: operation and maintenance expenditures, fuel and purchased power expenditures, depreciation charges, property tax charges, and interest charges. For purposes of the foregoing computation, the computation of:

(a)  "operations and maintenance expenditures" shall exclude:

(i) charges associated with any early retirement program adopted by the Company or any of its subsidiaries, or any severance payments made by the Company or any of its subsidiaries,

(ii) any charges associated with any company-wide incentive pay plan/arrangement generally applicable to bargaining unit employees within ComEd and/or Commonwealth Edison Company of Indiana, Inc. ("ComEd/Indiana"),

(iii) any write-off (as opposed to depreciation charges) included in operation and maintenance expenditures that relates to any plant, property or equipment of the Company or any of its subsidiaries,

(iv) the effect of any unanticipated accounting reclassifications or adjustments or inter-company cost allocation adjustments that may be required by the Federal Energy Regulatory Commission or the ICC,

(v) any effects resulting from any subsequent ICC or judicial proceeding relating to any order entered by the ICC in any docket, including, without limitation, Docket No. 94-0065,

(vi) any gain, loss or other charges (including, without limitation, increases or decreases in related operations and maintenance expenditures) associated with the retirement or disposition of any facilities (including, without limitation, ComEd/Indiana's State Line generating plant and ComEd's Kincaid generating plant),

(vii) any operations and maintenance expenditures associated with the ownership and operation by (1) ComEd/Indiana of the State Line generating plant after June 30, 1997 or (2) ComEd of the Kincaid generating plant after July 1, 1997,

(viii) any signing bonus and one-time costs paid to members of Local 15 of the International Brotherhood of Electrical Workers in connection with the execution of their next collective bargaining agreement with ComEd, and

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(ix) any charges associated with necessary increases in (1) pension provisions for the Service Annuity Systems of ComEd or ComEd/Indiana which are determined after January 1, 1997 or (2) provisions for post-retirement health care benefits of the Company or any of its subsidiaries which are determined after January 1, 1997;

(b) "fuel and purchased power expenditures" shall exclude any changes in fuel and purchased power expenditures (i) associated with the retirement or disposition of any generating facilities (including, without limitation, ComEd/Indiana's State Line generating plant and ComEd's Kincaid generating plant) or (ii) due to the fact that ComEd/Indiana's State Line generating plant and/or ComEd's Kincaid generating plant have not been transferred or otherwise disposed of prior to June 30, 1997;

(c) "depreciation charges" shall exclude any additional charges resulting from any change in the rate of depreciation allowed by regulatory bodies with respect to plant, property or equipment during 1997; and

(d) "property tax charges" and "interest charges" shall exclude increases or decreases due to the fact that ComEd/Indiana's State Line generating plant and/or ComEd's Kincaid generating plant have not been transferred or otherwise disposed of prior to July 1, 1997.

"Strategic Payout Percentage" shall mean the percentage applicable to a given level of strategic goal accomplishment, as such accomplishment is determined by the Committee, as set forth in the following table.


                                     Strategic Payout
         Level of Award                 Percentage

             Minimum                        10%

            Standard                        50

             Maximum                       100


The Award Payment Amount shall be paid 75% in cash and 25% in shares of Common Stock.

The Awards are subject to the provisions of Sections 8 through 10.4 (inclusive) of the 1997 Annual Incentive Award for Management Employees (including employment requirements and timing of payments).




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